Exhibit 1.2

Crystallex International Corporation

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Crystallex International Corporation

Table of Contents

Responsibility for Financial Reporting	1
Management’s Report on Internal Control over Financial Reporting	1
Management’s Plans to Enhance Internal Control over Financial Reporting	2
Independent Auditor’s Report	3
Consolidated Balance Sheets	5
Consolidated Statements of Operations, Comprehensive Loss and Deficit	6
Consolidated Statements of Shareholders’ Deficiency	7
Consolidated Statements of Cash Flows	8
Notes to the Consolidated Financial Statements	9

Crystallex International Corporation

Responsibility for financial reporting

The Board of Directors which, among other things, is responsible for the consolidated financial statements of the Company, delegates to management the responsibility for the preparation of the financial statements and internal controls. The Board of Directors delegates to the Audit Committee the responsibility for ensuring that management fulfils its responsibilities in respect of financial reporting and internal control. Each year the shareholders appoint independent auditors to audit and report directly to them on the financial statements.

The consolidated financial statements have been prepared using appropriate generally accepted accounting principles and estimates considered necessary by management to present fairly and consistently the consolidated financial position and the results of operations.

The Company’s Audit Committee, which is appointed annually by the Board of Directors, has three independent directors. The Committee meets regularly with management and with the independent auditors to satisfy itself that each party is properly discharging its responsibilities and to review the financial statements and the independent auditor’s report. PricewaterhouseCoopers LLP, the independent auditor appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the financial statements for issuance to the shareholders.

Management’s report on internal control over financial reporting

The management of Crystallex International Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting under Rule 13a-15(f) and 15d-15(f). The Securities Exchange Act of 1934 defines this as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transaction and dispositions of the assets of the Company;
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that may have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Management has evaluated the effectiveness of the Company’s internal control over financial reporting as at December 31, 2010 based on the criteria set forth in “Internal Control–Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's financial statements will not be prevented or detected on a timely basis.

As at December 31, 2010, the Company identified material weaknesses as follows:

(a)

Information and communication: The Company does not have a defined process to ensure all relevant events and obligations arising in Venezuela, including the details of contracts and other arrangements, are provided in a complete, accurate and timely manner to those responsible for the financial reporting function.

(b)	Delegation of authority: The Company does not have a comprehensive defined authority structure or framework to specify the thresholds for those acting on behalf of the Company.

Either of these material weaknesses could result in a material misstatement to the Company’s annual consolidated financial statements that would not be prevented or detected. Material weakness (b) noted above could also result in the unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

As a result of the material weaknesses described above, Management has concluded that, as at December 31, 2010, the Company’s internal control over financial reporting was not effective.

The effectiveness of the Company’s internal control over financial reporting as at December 31, 2010 has been audited by PricewaterhouseCoopers LLP, our independent auditor, as stated in their report which appears herein.

Management’s plans to remediate material weakness

To remediate the material weaknesses in the Company’s internal control over financial reporting, Management is designing additional controls to specifically augment those controls relating to information and communication. Management is redesigning the existing authority structure or framework, which specifies the thresholds for those acting on behalf of the Company in approving transactions relating to engineering, procurement and construction management transactions to include all transactions.

Crystallex International Corporation

Independent Auditor’s Report

To the Shareholders of Crystallex International Corporation

We have completed integrated audits of Crystallex International Corporation’s 2010 and 2009 consolidated financial statements and of its internal control over financial reporting as at December 31, 2010. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of Crystallex International Corporation, which comprise the consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of operations, comprehensive loss and deficit, shareholders’ deficiency and cash flows for the years then ended, and the related notes including a summary of significant accounting policies.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Crystallex International Corporation as at December 31, 2010 and 2009 and the results of its operations and cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.

Emphasis of matter

Without qualifying our opinion, we draw attention to note 1 to the consolidated financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast substantial doubt about the company’s ability to continue as a going concern.

Report on internal control over financial reporting

We have also audited Crystallex International Corporation’s internal control over financial reporting as at December 31, 2010, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Crystallex International Corporation

Auditor’s responsibility

Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our opinion on the company’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Basis for adverse opinion

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. As at December 31, 2010, material weaknesses have been identified relating to information and communication and delegation of authority and are described in Management’s Report on Internal Control over Financial Reporting.

We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2010 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Adverse opinion

In our opinion, Crystallex International Corporation did not maintain, in all material respects, effective internal control over financial reporting as at December 31, 2010 based on criteria established in Internal Control - Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 31, 2011

Crystallex International Corporation
Consolidated Balance Sheets
(US$ thousands)

	December 31	December 31
	2010	2009

Assets
Current
Cash and cash equivalents (Note 13)	$16,128	$6,897
Accounts receivable	108	780
Prepaid expenses, deposits and other assets	1,435	515
Restricted cash (Note 7)	-	4,688
Equipment held for sale (Note 7)	-	3,180
Discontinued operations (Note 5)	941	1,129

	18,612	17,189

Property, plant and equipment (Note 6)	33,200	39,203
Value-added taxes recoverable (net of provision of $2,171 (2009 - $nil)) (Note 6)	-	1,736

	$51,812	$58,128

Liabilities
Current
Accounts payable and accrued liabilities	$9,528	$8,043
Bank loan (Note 8)	930	-
Demand loan (Note 9)	2,500	-
Promissory note (Note 7)	-	894
Notes payable (Note 10)	95,035	-
Discontinued operations (Note 5)	2,364	1,043

	110,357	9,980

Discontinued operations (Note 5)	2,081	2,217
Notes payable (Note 10)	-	90,639

	112,438	102,836

Shareholders’ Deficiency
Share capital (Note 11)	588,745	561,751
Contributed surplus	40,643	35,366
Accumulated other comprehensive income	11,959	11,959
Deficit	(701,973)	(653,784)

	(60,626)	(44,708)

	$51,812	$58,128

Nature of operations and going concern (Note 1)
Contingencies (Note 14)

(See accompanying notes to the consolidated financial statements)

Approved on behalf of the Board of Directors

/s/ Robert Fung, Director	/s/ Johan van’t Hof, Director

Crystallex International Corporation
Consolidated Statements of Operations, Comprehensive Loss and Deficit
(US$ thousands, except for share and per share amounts)

	Years ended December 31
	2010	2009
(Expenses) income
General and administrative	$(12,187)	$(10,078)
Litigation	319	(2,322)
Interest on notes payable	(13,771)	(13,268)
Interest on promissory note and demand loan	(340)	-
Foreign currency exchange gain	949	851
Write-down of property, plant and equipment (Note 6)	(18,929)	(297,069)
Loss on sale of equipment	-	(7,059)
Write-down of equipment held for sale	-	(1,236)
Provision for value-added taxes recoverable	(2,171)	-

Interest and other income	79	23
Loss from continuing operations before income taxes	(46,051)	(330,158)

Future income tax recovery	-	17,459

Loss from continuing operations	(46,051)	(312,699)

Loss from discontinued operations, net of income taxes (Note 5)	(2,138)	(1,200)

Net loss and comprehensive loss	(48,189)	(313,899)

Deficit, beginning of year	(653,784)	(339,885)

Deficit, end of year	$(701,973)	$(653,784)

Loss per common share from continuing operations
– Basic and diluted	$(0.14)	$(1.06)
Loss per common share from discontinued operations
– Basic and diluted	(0.01)	(0.01)

Loss per common share
– Basic and diluted	$(0.15)	$(1.07)

Weighted average number of common shares outstanding	330,297,171	294,817,719

(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Consolidated Statements of Shareholders’ Deficiency
(US$ thousands, except as noted)

					Accumulated
	Number of		Number of		other
	common shares		warrants	Contributed	comprehensive
	(thousands)	Amount	(thousands)	surplus	income	Deficit		Total

Balance at December 31, 2008	294,818	$561,751	28,695	$33,971	$11,959	$(339,885)		$267,796
Stock-based compensation	-	-	-	1,150	-	-		1,150
Warrants for advisory services	-	-	3,000	245	-	-		245
Loss for the year	-	-	-	-	-	(313,899)		(313,899)

Balance at December 31, 2009	294,818	561,751	31,695	35,366	11,959	(653,784)		(44,708)
Public offering	70,000	26,994	35,000	3,611	-	-		30,605
Equity component of demand loan	-	-	-	200	-	-		200
Stock-based compensation	-	-	-	1,466	-	-		1,466
Loss for the year	-	-	-	-	-	(48,189)		(48,189)

Balance at December 31, 2010	364,818	$588,745	66,695	$40,643	$11,959	$(701,973	) (a)	$(60,626)

a) Includes total comprehensive deficit as at December 31, 2010 of $(690,014) (2009 - $(641,825)

(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Consolidated Statements of Cash Flows
(US$ thousands)

	Years ended December 31
	2010	2009

Cash flows used in operating activities
Loss from continuing operations	$(46,051)	(312,699)
Items not affecting cash:
Write-down of property, plant and equipment	18,929	297,069
Provision for value-added taxes recoverable	2,171	-
Write-down of equipment held for sale	-	1,236
Loss on sale of equipment	-	7,059
Future income tax recovery	-	(17,459)
Interest accretion	4,596	3,893
Stock-based compensation	1,392	969
Warrants issued for advisory services	-	245
Unrealized gain on translation of future income taxes	-	(1,249)
Unrealized foreign currency exchange (gain) loss	(512)	27
Changes in non-cash working capital:
Decrease (increase) in accounts receivable	602	(678)
(Increase) decrease in prepaid expenses, deposits and other assets	(804)	630
(Decrease) increase in accounts payable and accrued liabilities	(76)	608

	(19,753)	(20,349)

Cash flows used in investing activities
Investment in property, plant and equipment	(11,402)	(15,079)
Proceeds from sale of equipment	2,794	12,361

	(8,608)	(2,718)

Cash flows from financing activities
Issuance of common shares and warrants	30,605	-
Proceeds from demand loan	2,500	-
Decrease (increase) in restricted cash	4,688	(4,688)
Proceeds from bank loan	930	-
(Repayment of) proceeds from promissory note	(894)	894

	37,829	(3,794)
Increase (decrease) in cash and cash equivalents from continuing operations	9,468	(26,861)
Decrease in cash from discontinued operations	(766)	(873)
Effects of foreign currency exchange rate fluctuations on cash and cash equivalents	529	111
Cash and cash equivalents, beginning of year	6,897	34,520

Cash and cash equivalents, end of year	$16,128	$6,897

Supplemental disclosures with respect to cash flows (Note 13)

(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

1.	Nature of operations and going concern

	a)	Background

Crystallex International Corporation (“Crystallex” or the “Company”) is a Canadian-based company, which was granted a non-assignable Mine Operating Contract (the “Mine Operating Contract”) to develop and operate the Las Cristinas gold properties (“Las Cristinas Project” or “Las Cristinas”) located in Bolivar State, Venezuela.

On September 17, 2002, the Company entered in to the MOC with the Corporación Venezolana de Guayana (“CVG”), acting under the authority of the Ministry of Energy and Mines of Venezuela, pursuant to Venezuelan mining law, under which the Company was granted the exclusive right to explore, develop and exploit the Las Cristinas 4, 5, 6 and 7 properties, including the processing of gold for its subsequent commercialization and sale.

In June, 2007, CVG confirmed that the approval of the Environmental Impact Study, the posting of the construction guarantee bond and the payment of the environmental disturbance taxes represented the final and conclusive step in the procedure for the issuance of the Authorization to Affect Natural Resources (the “Permit”) required to construct the Las Cristinas Project. Notwithstanding Crystallex’s fulfillment of the conditions to receive the Permit, MinAmb denied the request for the Permit in April 2008. Despite the Company’s compliance with the MOC requirements and CVG’s confirmation in August 2010 that the MOC was in full force and effect, the Permit to allow project construction to commence has not been issued.

On February 3, 2011, the Company received a letter from CVG which stated that the MOC had been “unilaterally terminated” by CVG citing, as the basis for the termination of the MOC, Crystallex’s lack of activity to progress the Las Cristinas Project for more than one year and for reasons of “opportunity and convenience”. Crystallex believes it has fully complied with all of its obligations under the MOC.

On February 16, 2011, the Company filed a Request for Arbitration against Venezuela before the Additional Facility of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) pursuant to the Agreement between the Government of Canada and the Government of Venezuela for the Promotion and Protection of Investments (the “Treaty”). On March 9, 2011, the Request for Arbitration was registered by ICSID. Arbitration has commenced following the failure of the Venezuelan Government to propose any resolution to grant the Permit, despite Crystallex’s fulfillment of all conditions established by Venezuela, and the arbitrary unilateral termination of the MOC. The claim is for breach of the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. The Company is seeking the restitution by Venezuela of Crystallex’s investments, including the MOC, and the issuance of the Permit and compensation for interim losses suffered, or, alternatively full compensation for the value of its investment in an amount in excess of US$3.8 billion.

Subsequent to the unilateral termination of the MOC, the Company commenced the process for an orderly handover of Las Cristinas including but not limited to the security of the site, personnel and social projects. This handover will include severance and termination costs which are being determined by the Company, but cannot be reasonably estimated at this time.

During 2010, the Company commenced discussions with China Railway Resources Group Co. Ltd. (“CRRC”) to create a strategic partnership for the development of Las Cristinas. These discussions have terminated as a result of the unilateral termination of the MOC.

	b)	Basis of presentation and going concern

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the going concern basis of accounting which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management has considered all available information in assessing the Company’s ability to continue as a going concern, which is at least, but is not limited to, twelve months from the balance sheet date.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

1.	Nature of operations and going concern (continued)

As at December 31, 2010, the Company had negative working capital of $91,745, including cash and cash equivalents of $16,128. Management estimates that the existing cash and cash equivalents, without receipt of proceeds from equipment sales or other sources of financing, will not be sufficient to meet the Company’s obligations and budgeted expenditures during 2011 including the July 15, 2011 semi-annual interest and the principal amount of the $100,000 notes payable (the “Notes”) due on December 23, 2011. The unilateral cancellation of the MOC by CVG and the subsequent arbitration claim may impact on the Company’s ability to raise financing. These uncertainties raise substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, as to the appropriateness of the use of accounting principles applicable to a going concern.

The Company has a number of financing options which could generate sufficient cash to fund ongoing operations and/or service its debt requirements as they come due including, but not limited to, the following:

a)	sale of remaining mining equipment, to which management has commenced a plan subsequent to year end;

b)	negotiating a settlement with the holders (“Noteholders”) of the Notes to extend the maturity of the Notes or reduce its obligations; and

c)	sale of equity and/or debt securities.

Subsequent to year end, the Company commenced a process to sell its remaining mining and milling equipment currently held in storage related to the Las Cristinas Project. If this equipment is sold for proceeds approximating carrying value, management projects that such funds would be sufficient to fund ongoing operations, including the July interest payment, up to December 2011 when the Notes are due. There are however no assurances that the sale process will be successful and if it were successful there are no assurances as to the amount or timing of any potential proceeds.

The Company is in discussions with the Noteholders to restructure the Notes, including extending the maturity date beyond December 2011. There are no assurances that such discussions will be successful, and if the Company is not successful in this initiative, then the Company will need to raise substantial additional funds to repay the Notes. Despite the financings that have been completed by the Company, it has limited access to financial resources as a direct result of the unilateral cancellation of the MOC and there is, however, no assurance that sufficient additional financing will be available to the Company on acceptable terms, or at all, as a consequence of the Government of Venezuela’s conduct. Failure to obtain such additional financing could result in the Company defaulting on its debt repayments.

These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used, that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

2.	Significant accounting policies

The principal accounting policies followed by the Company, which have been consistently applied in the preparation of these consolidated financial statements are summarized as follows.

Basis of presentation of consolidated financial statements

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). These policies are consistent with accounting principles generally accepted in the United States (“U.S. GAAP”) in all material respects except as outlined in Note 18.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, all of which are controlled through the ownership of a majority voting interest. All inter- company balances and transactions have been eliminated.

Translation of foreign currencies

The U.S. dollar is the Company’s functional and reporting currency. The currency of measurement for all of the Company’s operations including its integrated Venezuelan operations is the U.S. dollar. In each of these operations, the temporal method is used to re-measure local currency transactions and balances into U.S. dollars. Under the temporal method, monetary assets and liabilities are translated into U.S. dollars at year- end exchange rates and non-monetary assets and liabilities are translated at historical exchange rates. Revenues, expenses and cash flows are translated at average exchange rates, except for items related to non-monetary assets and liabilities, which are at historical rates. Exchange gains and losses on translation of monetary assets and liabilities are included in income.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Plant and equipment

Plant and equipment are recorded at cost less accumulated amortization and impairment charges. Amortization is being provided for using the straight-line method over estimated useful lives ranging from five to twenty years, but limited to the mine’s estimated life.

Mineral properties and deferred exploration and development expenditures

Mineral exploration costs such as topographical, geochemical and geophysical studies are capitalized and carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be impairment in value. Development costs incurred to access ore bodies identified in the current mining plan are expensed as incurred after production has commenced. Development costs necessary to extend a mine beyond those areas identified in the current mining plan and which are incurred to access additional reserves are deferred until the incremental reserves are mined. Once a mine has achieved commercial production, mineral properties and development costs, including the mineral acquisition and direct mineral exploration costs relating to the current mining plan, are depleted and amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves.

Impairment of long-lived assets

The Company periodically evaluates the recoverability of the net carrying value of its long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable. This evaluation requires the comparison of the undiscounted future net cash flows derived from these assets with the carrying value of the assets. Estimated future net cash flows, on an undiscounted basis, are calculated using estimated recoverable ounces of gold (considering current proven and probable mineral reserves and the value beyond proven and probable which includes those mineral resources expected to be converted into mineral reserves), estimated future commodity price realization (considering historical and current prices, price trends and related factors) and operating costs, future capital expenditures, project financing costs and reclamation costs. When the carrying value of an asset exceeds its undiscounted cash flows, the asset is written down to its fair value, which is measured using its discounted future cash flows.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Estimates and uncertainties

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenditures during the reporting period. In addition to the appropriateness of the assumption of using the going concern basis of accounting, significant estimates used include those relating to the net realizable value of mining equipment, value-added taxes recoverable and payable in Venezuela, tax provisions, carrying value of asset retirement obligations, and the fair values of stock options and warrants.

While management believes these estimates and assumptions are reasonable, actual results could vary significantly.

Asset retirement obligation

The Company records a liability for its expected mine reclamation obligation, equal to the fair value of the obligation and records a corresponding increase to the carrying amount of the related asset which is amortized and charged to amortization expense over the life of the associated asset. The asset retirement obligation is accreted to fair value over the period of expected cash flows with a corresponding charge to operating expenses using the Company’s credit-adjusted risk free rate. The carrying value of the asset retirement obligation is re-assessed annually for changes in estimates of the amount or timing of the underlying future cash flows.

Income taxes

The Company uses the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of differences between the financial statement carrying amounts and the tax basis of certain assets and liabilities by applying substantively enacted statutory income tax rates applicable to future years. Future income tax assets are evaluated and a valuation allowance is provided if realization is not considered more likely than not.

Debt transaction costs

The Company records debt net of transaction costs. Debt is subsequently stated at amortized cost and any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the debt using the effective interest method.

Loss per share

Loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the year plus outstanding warrants that are unconditionally convertible into common shares. Diluted per share amounts are calculated using the treasury stock method. Under the treasury stock method, the calculation of the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period. Since the Company has losses in 2010 and 2009, the potential effect of the outstanding stock options and warrants has not been included in this calculation as it would be anti-dilutive.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Stock-based compensation and warrants

The Company recognizes compensation expense for stock options and warrants based on the estimated fair value at the grant date. Compensation expense for options granted to employees is determined based on estimated fair values of the options at the time of grant using the Black-Scholes option pricing model. The cost is recognized over the vesting period of the respective option. The Company does not incorporate an estimated forfeiture rate for stock options that will not vest; rather the Company accounts for actual forfeitures as they occur. Warrants granted are recorded at estimated fair values using the Black-Scholes option pricing model.

Financial instruments – recognition and measurement

Financial assets, financial liabilities and derivatives are initially recognized at fair value and their subsequent measurement depends on their classification as described below. All financial assets or liabilities, with the exception of those securities designated as “held-to-maturity” (“HTM”), financial assets designated as “available-for-sale” (“AFS”), financial assets that are loans and receivables and other financial liabilities, are measured at fair value on each balance sheet date, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss. Financial instruments classified as HTM, loans and receivables or other financial liabilities are recorded at amortized cost. Financial instruments classified as AFS are measured at fair value, with changes in fair value recorded in “other comprehensive income” (“OCI”), with the exception of AFS equity securities that do not have quoted market prices in an active market which are measured at cost.

Derivative instruments are carried at fair value, including those derivative instruments that are embedded in financial or non-financial contracts which are not closely related to the host contracts. Changes in the fair values of derivative instruments are recognized in income of the current period, with the exception of derivative instruments designated in effective cash flow hedges or hedges of foreign currency exposure in a self-sustaining foreign operation, which are recorded in OCI.

Comparative figures

The comparative figures have been reclassified, where necessary, to conform to the financial statement presentation adopted for 2010.

3.	Capital management

The Company’s capital consists of cash and cash equivalents, bank loan, demand loan and Notes. The Company’s objective when managing capital is to maintain adequate funds to safeguard its ability to continue as a going concern. In order to achieve this objective, the Company invests its capital in highly liquid, highly rated financial instruments. The Company manages its capital structure and makes adjustments to it, based on the level of funds available to the Company to manage its operations. In order to meet the Company’s objectives for managing capital the Company may issue new common shares, issue new debt or dispose of assets. There are no assurances that such sources of funding will be available on terms acceptable to the Company. There were no changes in the Company's approach to capital management during the year ended December 31, 2010. The Company is not subject to externally imposed capital requirements.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

4.	Venezuelan operations

In the third quarter of 2007, Crystallex changed the rate it used to translate its Venezuelan subsidiaries’ transactions and balances from the official exchange rate of 2.15 Venezuelan bolivar fuerte (“BsF”) to 1 U.S. dollar, to the parallel exchange rate. This was done due to the increasing spread between the official exchange rate and the parallel exchange rate.

The Venezuelan subsidiaries have a U.S. dollar functional currency. As a result of the U.S. dollar functional currency, monetary assets and liabilities denominated in BsF generate gains or losses for changes in value associated with foreign currency exchange rate fluctuations against the U.S. dollar.

On January 11, 2010, the Venezuelan government devalued the BsF and changed to a two-tier exchange structure. The official exchange rate moved from 2.15 BsF per U.S. dollar to 2.60 for essential goods and 4.30 for non-essential goods and services. The 2.60 exchange rate for essential goods has since been eliminated.

On May 17, 2010, the Venezuelan government enacted reforms to its foreign currency exchange control regulations to close down the parallel exchange market. Therefore, continued use of the parallel rate to translate BsF denominated transactions is no longer acceptable.

On June 9, 2010, the Venezuelan government enacted additional reforms to its exchange control regulations and introduced a newly regulated foreign currency exchange system; Sistema de Transacciones con Titulos en Moneda Extranjera (“SITME”), which is controlled by the Central Bank of Venezuela (“BCV”). Foreign currency exchange transactions not conducted through SITME do not comply with the exchange control regulations, and would therefore be considered illegal. The SITME imposes volume restrictions on the conversion of BsF to U.S. dollar, currently limiting such activity to a maximum equivalent of US$350 thousand per month.

As a result of the enactment of the reforms to the exchange control regulations, the Venezuelan subsidiaries did not meet the requirements to use the SITME to convert U.S. dollars to BsF as at June 30, 2010. Accordingly, the Company changed the rate used to re-measure BsF-denominated transactions from the parallel exchange rate to the official rate specified by the BCV, which was fixed at 4.30 BsF per U.S. dollar effective June 30, 2010. The net loss resulting from the re-measurement of BsF denominated transactions to the official rate specified by the BCV increased loss by approximately $850.

Venezuelan subsidiaries had approximately $2,379 of net monetary liabilities denominated in BsF as at December 31, 2010. For every $1,000 of net monetary liabilities denominated in BsF, a 15% increase/(decrease) in the foreign currency exchange rate would increase/(decrease) the Company’s loss by approximately $150.

5.	Discontinued operations

On October 1, 2008, the Revemin mill and related assets located in El Callao, Venezuela reverted by contract to the State of Venezuela as a result of the expiry of the operating agreement relating to the mill. At the same time, the Company ceased all mining operations at the Tomi and La Victoria mines, which supplied ore to this mill. In 2009, the Company transferred to the State of Venezuela all of the Tomi and La Victoria mining concessions that did not form part of the mill contract.

The results of operations at El Callao have been treated as discontinued operations as the Company has no intention of mining the concessions in this location. Assets and liabilities on the consolidated balance sheets include the following estimated amounts for discontinued operations.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

5.	Discontinued operations (continued)

	December 31	December 31
	2010	2009
Current assets
Accounts receivable and other assets	$941	$1,129

Current liabilities
Accounts payable and accrued liabilities	$1,566	$1,043
Current portion of asset retirement obligations	798	-
	$2,364	$1,043
Asset retirement obligations	$2,081	$2,217

The results of operations at El Callao shown as discontinued operations in the consolidated statements of operations and comprehensive loss were as follows:

	Years ended December 31
	2010	2009

Expenses (income)
Operations	$2,480	$1,300
Foreign exchange gain	(342)	(100)

Net loss	$2,138	$1,200

The cash flows used in discontinued operations were as follows:

	Years ended December 31
	2010	2009

Operating activities	$(766)	$(873)

Asset retirement obligations of discontinued operations are as follows:

	December 31	December 31
	2010	2009

Asset retirement obligations, beginning of year	$2,217	$2,343
Reclamation expenditures	(236)	-
Accretion expense	332	-
Revision in estimated cash flows	566	(126)

Asset retirement obligations, end of year	2,879	2,217
Less current portion	798	-
	$2,081	$2,217

The key assumptions on which the fair value of the asset retirement obligations are based include the estimated future cash flows, the timing of those cash flows, and the credit-adjusted risk-free rate at which the estimated cash flows have been discounted. The Company used a discount rate of 15%. As at December 31, 2010, undiscounted cash outflows approximating $3,548 are estimated to be incurred over a two year period. The revision in estimated cash flows resulted principally from an increase in the area of soil contamination around the Revemin mill.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

5.	Discontinued operations (continued)

In view of the uncertainties concerning future asset retirement and progressive reclamation costs, the ultimate costs to the Company could differ materially from the amounts estimated. The estimate for the future liability is subject to change based on possible amendments to applicable laws and legislation, and technological innovations. Future changes, if any, due to their nature and unpredictability, could have a significant impact and would be reflected prospectively, as a gain or loss.

6.	Property, plant and equipment

	December 31, 2010
		Accumulated	Net book
	Cost	write-down	value
Mining equipment	$40,197	$6,997	$33,200
Mineral properties	309,609	309,609	-

	$349,806	$316,606	$33,200

	December 31, 2009
		Accumulated	Net book
	Cost	write-down	value
Mining equipment	$39,203	$-	$39,203
Mineral properties	297,069	297,069	-

	$336,272	$297,069	$39,203

On December 31, 2009, the Company assessed the Las Cristinas Project for impairment based on the guidance in EIC 174 "Mining Exploration Costs", AcG11 "Enterprises in the Development Stage", and CICA Handbook Section 3063, “Impairment of Long-Lived Assets” and concluded that, despite its continued efforts to secure the Permit and pursue accretive transactions in respect of the Las Cristinas Project, a non-cash write-down of the carrying value should be recorded as at December 31, 2009 based on certain impairment triggers noted including, but not limited to, the permitting delays described in Note 1. The Company determined that, among other things, the uncertainty regarding the Permit had a significant impact on the estimated future net cash flows associated with the Las Cristinas Project and on recoverability of the carrying value of the asset. Accordingly, the Company recorded a non-cash write-down of $297,069 as at December 31, 2009 relating to all mineral property costs, except the carrying value of the remaining mining equipment.

The Company conducted similar impairment assessments as at the end of each quarter in 2010 and for similar reasons to those indicated above; the Company recorded additional non-cash write-downs totalling $12,540. In addition, the Company recorded a provision of $2,171 against Venezuelan value-added taxes recoverable (“VAT”) from cumulative expenditures incurred on Las Cristinas. This provision was recorded as the VAT is only recoverable from future operations at Las Cristinas and cannot be transferred or assigned.

As a result of the termination of the MOC, the Company also tested the mine equipment for recoverability at December 31, 2010. As a result, the Company recorded an impairment charge of $6,389 related to its mining equipment, which is included in the line, “Write-down of property, plant and equipment” in the consolidated statement of operations. Fair value was determined based on a range of estimated future net cash flows expected to arise from the future sale of the mine equipment, on the basis that this represents management's likely course of action.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

7.	Sale of equipment

During 2009, the Company sold mining equipment for net proceeds of $12,361 from which $4,688 was restricted to pay the scheduled January 15, 2010 interest obligation on the Notes described in Note 10.

As at December 31, 2009, the Company was in the process of selling additional mining equipment with a net book value of $4,416 and recorded a write-down of $1,236 based on estimated net realizable value of $3,180. In December 2009, the Company received an advance of $894 from the auctioneer who subsequently sold the majority of this equipment in April 2010 for $2,794. The Company issued to the auctioneer a demand promissory note for $894 bearing interest at the Bank of America, Australia, Bank Bill Buying semi-annual rate plus 4%, which was secured by the underlying equipment. The Company repaid the promissory note and related interest charges from the auction proceeds.

In June 2010, the Company decided not to proceed further with the sale of equipment with a net book value of $386 (cost of $994 less write-down of $608) which was reallocated to mining equipment prior to the write- down recorded at December 31, 2010.

8.	Bank loan

At December 31, 2010, the Company’s Venezuelan Branch has a bank loan of approximately $930 to fund operations, which the Company considers as the best temporary measure to deal with conversion of U.S. funds into BsF in Venezuela on a timely basis. This demand loan bears interest at 19% per annum and is collateralized by cash.

9.	Demand loan

In early 2010, the Company commenced negotiations with China Railway Resources Group Co. Ltd. (“CRRC”) to create a strategic partnership for the development of Las Cristinas. The proposed transaction was never completed. During these negotiations, CRRC loaned Crystallex $2,500, which is repayable on demand and ranks subordinate to the Notes described in Note 10. At the time of the loan advance, it was contemplated that, upon closing of a transaction with CRRC, the loan would be convertible at the option of CRRC into common shares of Crystallex at a price of Cdn$0.40 per common share of Crystallex. The conversion feature of the loan was ascribed a fair value of $200 using the Black-Scholes pricing model and recorded as contributed surplus. The residual liability component of the loan of $2,300 was accreted up to its face value using the effective interest method, and, accordingly, interest accretion of $200 was recorded during the year ended December 31, 2010 as a component of interest expense. The conversion feature of this loan has been eliminated since no transaction was concluded with CRRC.

10.	Notes payable

In conjunction with a unit offering on December 23, 2004, the Company issued $100,000 of senior unsecured Notes with a coupon rate of 9.375%, due on December 23, 2011, for net proceeds of $75,015 after expenses and equity allocation. Interest is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2005. The Company may redeem the Notes, in whole or in part, at any time after December 31, 2008 at a redemption price of between 100% and 102% of the principal amounts of the Notes, depending on the redemption date, plus accrued and unpaid interest and additional interest, if any, to the date of the redemption. In addition, the Company may be required to redeem the Notes for cash if there is a change in control in the Company where the acquirer’s debt rating is below the debt rating of the Company before or after the change in control, or where the Company ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project. The Company may also redeem the Notes, in whole but not in part, for cash at its option if there is a change in the applicable Canadian

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

10.	Notes payable (continued)

withholding tax legislation. As described in Note 14, the Company successfully defended against an action previously brought by Noteholders relating to a project change in control.

The initial carrying value of the Notes was derived from a unit structure that contained both a Note and a share component. As a result, the share component was determined based on the fair value of the common shares issued with the unit offering, calculated at $21,450 with $78,550 being the discounted fair value of the Notes. The discounted fair value of the Notes, net of expenses, is accreted up to the face value of the Notes using the effective interest method over its seven-year term, with the resulting charge recorded to interest expense. Interest accretion of $4,396 (2009 - $3,893) on the Notes was recorded during the twelve months ended December 31, 2010 as a component of interest expense.

11.	Share capital

	December 31	December 31
	2010	2009

Authorized
Unlimited common shares, no par value
Unlimited Class A preference shares, no par value
Unlimited Class B preference shares, no par value
Issued
364,817,719 common shares (2009 - 294,817,719)	$588,745	$561,751

Financing transaction

On June 30, 2010, the Company completed a public offering of 70 million units at Cdn $0.50 per unit for gross proceeds of Cdn $35.0 million (U.S. $33,001).

Each unit consisted of one common share of the Company and one half of one common share purchase warrant. Each whole warrant entitles the holder to purchase a further common share of the Company at an exercise price of Cdn $0.70 expiring June 30, 2011.

The net proceeds received by the Company, after payment of issuance costs of $2,396, was $30,605, of which $26,994 was recorded as share capital and $3,611 was recorded as contributed surplus.

Warrants

As at December 31, 2010, common share purchase warrants were outstanding enabling the holders to acquire common shares as follows:

	Number of
Exercise price	warrants
	(thousands)
$0.70 (Cdn$0.70)	35,000	(a)
$0.30 (Cdn$0.30)	3,000	(b)
$3.02 (Cdn$3.00)	16,445	(c)
$4.25	12,250	(d)

	66,695

a)	These warrants expire on June 30, 2011.
b)	These warrants expire on April 23, 2012.
c)	These warrants expire six months following the date that is 45 days following the receipt of the Permit for the Las Cristinas Project.
d)	These warrants become exercisable for an 18-month period commencing on the date which is 45 days following the receipt of the Permit for the Las Cristinas Project.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

11.	Share capital (continued)

Stock options

Effective June 24, 2009, shareholders of the Company approved a Fixed Share Option Plan (the “New Plan”), which provides for the granting of a maximum 8,000,000 stock options to acquire common shares of the Company to executive officers, directors, employees and service providers of the Company. Under the New Plan, the exercise price of each stock option cannot be less than the closing price of the Company’s common shares on the Toronto Stock Exchange, on the trading day immediately preceding the date of grant. Stock options have a life of up to ten years and may vest immediately, or over periods ranging from one year to three years. In addition, the directors of the Company may permit an optionee to elect to receive without payment by the optionee of any additional consideration, common shares equal to the value of stock options surrendered.

Effective June 23, 2010, shareholders of the Company approved an increase in the number of stock options in the New Plan, authorizing an additional 5,000,000 stock options to acquire common shares of the Company to executive officers, directors, employees and service providers of the Company. As at December 31, 2010, 11,077,900 stock options had been granted under the New Plan.

Prior to June 25, 2008, the Company had a rolling stock option plan (the “Old Plan”), which provided for the granting of stock options to acquire common shares of the Company equal to 10% of the issued and outstanding common shares from time to time, and had characteristics similar to the New Plan. Effective June 24, 2008, the Company ceased to grant stock options under the Old Plan and no additional stock options are available for grant under the Old Plan.

The Company determines the fair value of the employee stock options using the Black-Scholes option pricing model. The estimated fair value of the stock options is expensed over their respective vesting periods. The fair value of stock options granted was determined using the following assumptions for stock options granted during the year ended December 31, 2010.

	Years ended December 31
	2010	2009
Risk-free interest rate	1.7%	1.8%
Expected life (years)	3	3
Expected volatility over expected life	127%	118%
Expected dividend rate	0%	0%
Weighted average fair value of stock options granted	$0.33	$0.24

The fair value compensation recorded for stock options that have vested for the year ended December 31, 2010 was $1,466 (2009 - $1,150) of which $1,392 (2009 - $969) was expensed and $74 (2009 - $181) was capitalized to mineral properties prior to the write-down described in Note 6.

As at December 31, 2010, stock options were outstanding enabling the holders to acquire common shares as follows:

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

11.	Share capital (continued)

		Outstanding stock options		Exercisable stock options
		Weighted average	Weighted		Weighted
		remaining	average		average
Range of	Number	contractual	exercise	Number	exercise
exercise prices	of stock options	life	price	exercisable	price
(Cdn$)	(thousands)	(years)	(Cdn$)	(thousands)	(Cdn$)

$0.24	6,175	6.44	0.24	6,175	0.24
$0.45	4,903	7.69	0.45	3,145	0.45
$1.90 to $2.60	2,349	1.38	2.22	2,349	2.22
$3.00 to $3.57	2,678	3.45	3.14	2,678	3.14
$4.05 to $4.87	2,292	3.40	4.43	2,217	4.44
	18,397	5.31	1.49	16,564	1.60

A summary of the outstanding stock options as at December 31 and changes during each year then ended are as follows:

		Years ended December 31
		2010		2009
		Weighted		Weighted
		average		average
	Number	exercise	Number	exercise
	of options	price	of options	price
	(thousands)	(Cdn$)	(thousands)	(Cdn$)
Balance, beginning of year	15,254	1.94	10,517	3.14
Expired or forfeited	(1,760)	2.43	(1,438)	3.34
Issued	4,903	0.45	6,175	0.24
Balance, end of year	18,397	1.49	15,254	1.94

Shareholder rights plan

On June 24, 2009, the shareholders of the Company approved the continuation of the Company’s shareholder rights plan (the “Rights Plan”), which was previously approved on October 30, 2006. The rights issued under the Rights Plan are subject to reconfirmation at every third annual meeting of shareholders and will expire at the close of the Company’s annual meeting in 2016. The Rights Plan is designed to ensure the fair treatment of shareholders in connection with any takeover bid for the Company and to provide the board of directors and shareholders with sufficient time to fully consider any unsolicited takeover bid. The Rights Plan also provides the board of directors with time to pursue, if appropriate, other alternatives to maximize shareholder value in the event of a takeover bid.

Pursuant to the Rights Plan, one right (a “Right”) is attached to each outstanding common share of the Company held by shareholders of record at the close of business on the record date. The Rights will separate from the common shares at the time that is the close of business on the eighth trading day (or such later day as determined by the board of directors of the Company) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the common shares of the Company by any person other than in accordance with the terms of the Rights Plan.

In order to constitute a permitted bid, an offer must be made in compliance with the Rights Plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further period of ten business days.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

12.	Income taxes

The Company operates in Canada and Venezuela and, accordingly the results from operations are subject to different rates of taxation. The income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax recovery due to the following:

	Years ended December 31
	2010	2009
Statutory tax rate	28.93%	30.36%
Loss from continuing operations before income tax recovery	$(46,051)	$(330,158)

Income tax benefit	$(13,323)	$(100,236)
Change in valuation allowance	5,381	80,853
Change in substantively enacted tax rates	-	3,195
Change in foreign exchange rates	(6,171)	(6,164)
Non-deductible (non-taxable) items	3,437	(6,442)
Reduction in losses carry forward	10,676	11,335
Future income tax recovery	$-	$(17,459)

The tax effects of temporary differences resulting in future income tax assets and are as follows:

	Years ended December 31
	2010	2009
Future income tax assets:
Losses carry forward	$49,769	$51,099
Financing fees	1,091	1,021
Asset retirement obligations	979	754
Property, plant and equipment	88,211	80,160
Less: valuation allowance	(140,050)	(133,034)
Net future income taxes	$-	$-

As at December 31, 2009, the Company recorded a write-down of $297,069 of the carrying value of Las Cristinas Project which resulted in the reversal of future income tax liabilities of $17,459 relating to temporary differences between book and tax values previously recorded.

At December 31, 2010 the Company had the following unused tax losses available for tax purposes:

	Country
Year of Expiry	Canada	Venezuela
2011	$-	$5,940
2012	$-	$3,560
2013	$-	$802
2014	$17,555	$-
2015	$36,910	$-
2016	$28,150	$-
2027	$24,935	$-
2028	$24,142	$-
2029	$24,255	$-
2030	$20,063	$-

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

13.	Supplemental disclosures with respect to cash flows

	December 31	December 31
	2010	2009
Cash and cash equivalents consist of:
Cash	$2,059	$6,897
Interest-bearing savings accounts (0.2%-1.2% interest rate)	14,069	-

	$16,128	$6,897

Cash paid during the years ended December 31:

Cash paid during the years ended December 31:

	2010	2009
For interest	$9,375	$9,375
For income taxes	$-	$-

Investment in property, plant and equipment for the years ended December 31:

	2010	2009
Net book value of property, plant and equipment January 1	$39,203	$343,652
Net book value of property, plant and equipment December 31	33,200	39,203

Net decrease in property, plant and equipment	6,003	304,449
Re-allocation of equipment held for sale	386	-
Write-down of property, plant and equipment	(18,929)	(297,069)
Capitalization of stock-based compensation	74	181
Future income taxes	-	2,047
Net book value of equipment sold	-	(19,420)
Net book value of equipment held for sale	-	(4,416)

Net increase in investments before working capital items	(12,466)	(14,228)
Changes in working capital related to property, plant and equipment acquisitions after giving effect to the provision for value-added taxes recoverable of $2,171 (2009: $Nil)	1,064	(851)

Cash investment in property, plant and equipment	$(11,402)	$(15,079)

14.	Contingencies

Noteholders’ appeal dismissed with costs

In December 2008, the Company was served with a notice of application (the “Application”) by the trustee for the Noteholders as described in Note 10. The trustee, on behalf of certain Noteholders sought, among other things, a declaration from the court that there had been a project change of control (a “Project Change of Control”) event, as defined in the First Supplemental Indenture made as of December 23, 2004, thereby requiring Crystallex to accelerate payment and purchase all of the Notes of each Noteholder who has so requested at a price equal to 102% of the principal amount of the Notes, together with accrued and unpaid interest to the date of purchase.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

14.	Contingencies (continued)

A Project Change of Control is defined as the occurrence of any transaction as a result of which Crystallex ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project.

On December 16, 2009, the Ontario Superior Court dismissed all of the Noteholders’ claims against Crystallex and ordered the Noteholders to pay Crystallex its costs incurred with respect to the Application. In detailed reasons, the court held that Crystallex and its Board acted reasonably and in accordance with its obligations to all stakeholders including the Noteholders. The Noteholders appealed this decision, which was heard in late April 2010. In May 2010, the Court of Appeal for Ontario dismissed the Noteholders’ appeal. The Noteholders paid Crystallex $765 on account of Crystallex’s costs in defending the litigation. The Noteholders also signed a release against the Company and its directors at the same time.

Proposed class action dismissed

The Company and certain officers and directors were named as defendants (the “Defendants”) in a putative securities fraud class action that commenced on December 8, 2008, in the United States District Court for the Southern District of New York. The plaintiffs in the lawsuit were described as investors who acquired the Company’s common shares during the period from March 27, 2006 to April 30, 2008, inclusive (the “Proposed Class Period”). The complaint alleged that the Defendants made several statements during the Proposed Class Period about the Company’s Las Cristinas Project, and that the issuance of the required Venezuelan government Permit in connection with that project was imminent and guaranteed to be issued to the Company. The complaint asserted that the Defendants did not have, during the Proposed Class Period, a reasonable expectation that the Company would receive the required Permit, and that on April 30, 2008, the Permit was, in fact, denied. The proposed class action sought compensatory damages plus costs and fees, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the Defendants, and a violation of Section 20A of the Exchange Act by one of the individual Defendants.

On March 28, 2011, the court dismissed this lawsuit in its entirety and without prejudice. The court allowed the plaintiffs to file a second amended complaint if they have reason to do so in good faith within 21 days of the court order.

Claims by former employees

The Company’s subsidiaries in Venezuela have been served with statements of claims from several former employees for additional severance and health related issues for an aggregate claim of approximately $1,145. The Company believes these claims are without merit and is vigorously defending against them. However, as the outcome of these claims cannot be determined at this time, the Company has made no provision for these claims as at December 31, 2010.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

15.	Related party transactions

During the year ended December 31, 2010, the Company paid head office rent of $122 (2009 - $126) to a subsidiary of a company that retains the Chairman and Chief Executive Officer (“CEO”) of the Company as a director. In addition, in August 2009, another subsidiary of this company entered into an agreement with the Company to provide advisory services. The advisory fee includes a work fee, and a success fee that is only payable on the fulfilment of certain conditions. For the year ended December 31, 2010 the Company paid advisory fees of $125 (2009 - $75), under the terms of this advisory agreement.

During the year ended December 31, 2010, the Company paid underwriting fees of $1,386 (2009 - $nil) to a company that retains the Chairman and CEO of the Company as an employee.

As at December 31, 2010, $12 (2009: $nil) was receivable from the Chairman and CEO of the Company.

These transactions were in the normal course of operations and were measured at the exchange values, which represented the amount of consideration established and agreed to by the related parties.

16.	Risk management

Financial instruments

The Company’s activities expose it to a variety of risks arising from financial instruments. These risks and management’s objectives, policies and procedures for managing these risks are as follows:

Credit risk

Credit risk is the risk of loss due to a counterparty’s inability to meet its obligations under a financial instrument that will result in a financial loss to the Company. The Company’s credit risk is primarily attributable to cash that is held with major Canadian chartered banks.

The Company is exposed to the credit risk of Venezuelan banks, which hold cash for the Company’s Venezuelan operations. The Company limits its exposure to this risk by maintaining minimal cash balances to fund the immediate needs of its Venezuelan subsidiaries.

The Company has additional credit risk relating to value-added taxes recoverable from the Government of Venezuela.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s cash equivalents and bank loan have interest at market rates. Fluctuations in market rates of interest do not have a significant impact on the fair value or future cash flows of these financial instruments due to the short term to maturity of these instruments. The Company’s demand loan has a fixed rate of interest. The fair value of this instrument is not significantly impacted by fluctuations in market rates as it is payable on demand.

Currency risks

The Company has operations in Venezuela, where currently there is an exchange control regime, and is exposed to currency risks from the exchange rate of the Venezuelan BsF relative to the U.S. dollar. In addition, some of the Company’s head office operations are transacted in Canadian dollars.

The Company’s risk management objective is to reduce cash flow risk related to foreign denominated cash flows. Currency risk is derived from monetary assets and liabilities denominated in Venezuelan BsF and Canadian dollars.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

16.	Risk management (continued)

The following table provides a sensitivity analysis of the positive/(negative) impact on operations as a result of a hypothetical weakening or strengthening of the Venezuelan BsF and Canadian dollar relative to the U.S. dollar:

	December 31	December 31
	2010	2009
Venezuelan BsF net assets
15% increase in value	$312	$295
15% decrease in value	$(312)	$(295)

Canadian dollar net liabilities
15% increase in value	$(1,304)	$(64)
15% decrease in value	$1,304	$64

Liquidity risk

The Company faces liquidity risk to the extent that it will be unable to settle liabilities as they come due. In order to manage this risk, management monitors rolling forecasts of the Company’s liquidity reserve on the basis of expected cash flow. The maturities of the Company’s financial liabilities are as follows:

	1 month	1 to 3	3 months to	1 year to
		months	1 year	5 years

Current liabilities	$5,889	$2,296	$2,909	$-
Asset retirement obligations (undiscounted)	-	-	798	2,750
Debt	-	930	102,500	-
Total	$5,889	$3,226	$106,207	$2,750

Fair value

As at December 31, 2010, the Company’s financial instruments consisted of cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities, bank loan, demand loan payable and Notes. The financial instruments that are measured at fair value and classified as Level 2 are cash and cash equivalents. Accounts receivable, accounts payable and certain accrued liabilities, bank loan and demand loan payable are measured at amortized cost and their fair values approximate carrying values due to their short-term nature. The Notes are classified as other financial liabilities and are measured at amortized cost.

17.	Segmented information

The Company has one operating segment, which, until the unilateral cancellation of the MOC, was principally the development of the Las Cristinas Project.

Property, plant and equipment all relate to the Las Cristinas Project and include long-lead time equipment previously acquired for its development, of which significant amounts are located temporarily in the United States and various other countries.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

18.	Differences between Canadian and United States generally accepted accounting principles

The Company prepares its consolidated financial statements in accordance with Canadian GAAP which varies in certain significant respects from U.S. GAAP. The following adjustments would be required in order to present the consolidated financial statements in accordance with U.S. GAAP.

Balance Sheets

The differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets are as follows:

	December 31, 2010
	Canadian			U.S.
	GAAP	Adjustments		GAAP
Current assets	$17,671	$-		$17,671
Current assets of discontinued operations	941	-		941
Property, plant and equipment	33,200	-		33,200
Other assets	-	496	(b)	496
	$51,812	$496		$52,308

Current liabilities	$12,958	$-		$12,958
Current liabilities of discontinued operations	2,364	-		2,364
Long-term liabilities of discontinued operations	2,081	-		2,081
Notes payable	95,035	496	(b)	95,531
Shareholders’ deficit	(60,626)	-		(60,626)
	$51,812	$496		$52,308

	December 31, 2009
	Canadian			U.S.
	GAAP	Adjustments		GAAP
Current assets	$16,060	$-		$16,060
Current assets of discontinued operations	1,129	-		1,129
Property, plant and equipment	39,203	-		39,203
Other assets	1,736	1,002	(b)	2,738
	$58,128	$1,002		$59,130
Current liabilities	$8,937	$-		$8,937
Current liabilities of discontinued operations	1,043	-		1,043
Long-term liabilities of discontinued operations	2,217	-		2,217
Notes payable	90,639	1,002	(b)	91,641
Shareholders’ deficit	(44,708)	-		(44,708)
	$58,128	$1,002		$59,130

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

18.	Differences between Canadian and United States generally accepted accounting principles (continued)

Statements of Operations

The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the year would be as follows:

		Years ended December 31
		2010	2009

Net loss under Canadian GAAP		$(48,189)	$(313,899)
Mineral property costs	(a)	(12,540)	(16,456)
Adjustment to loss on disposal of property, plant and equipment	(a)	-	1,445
Net reversal of write-down of property, plant and equipment	(a)	12,540	260,899
Future income taxes	(a)	-	2,047
Future income tax recovery	(a)	-	(17,459)

Unrealized gain on translation of future income taxes	(a)	-	(1,249)
Net loss and comprehensive loss under U.S. GAAP		$(48,189)	$(84,672)

Net loss per share – basic and diluted		$(0.15)	$(0.29)

Weighted average number of shares outstanding		330,297,171	294,817,719

Loss from discontinued operations, net of tax, is the same for Canadian GAAP and U.S. GAAP.

Statement of Cash Flows

The impact of the above differences between Canadian GAAP and U.S. GAAP on the combined statements of cash flows would be as follows:

		Years ended December 31
		2010	2009

Cash flows used in operating activites reported under Canadian GAAP		$(19,753)	$(20,349)
Mineral property costs	(a)	(11,402)	(15,079)
Cash flows used in operating activities reported under U.S. GAAP		(31,155)	(35,428)
Cash flows used in investing activities reported under Canadian GAAP		(8,608)	(2,718)
Mineral property costs	(a)	11,402	15,079
Cash flows from (used in) investing activities reported under U.S. GAAP		2,794	12,361
Cash flows (used in) from financing activities reported under both Canadian and U.S. GAAP		37,829	(3,794)
Net (decrease) increase in cash and cash equivalents during the year		9,468	(26,861)
Decrease in cash and cash equivalents from discontinued operations		(766)	(873)
Effects of exchange rate fluctuations on cash and cash equivalents		529	111
Cash and cash equivalents, beginning of year		6,897	34,520

Cash and cash equivalents, end of year		$16,128	$6,897

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2010
(US$ thousands, except as noted)

18.	Differences between Canadian and United States generally accepted accounting principles (continued)

	(a)	Mineral properties and exploration and development costs

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined an impairment in value.

Under U.S. GAAP and practices established by the United States Securities and Exchange Commission (“SEC”) all mine project related costs incurred before a commercially mineable deposit is established are expensed as incurred. A commercially mineable deposit is defined as one with proven and probable reserves which can be economically and legally extracted or produced based on a bankable feasibility study. Once a commercially mineable deposit is established all additional costs incurred to bring the mine into production are capitalized as development costs.

At December 31, 2008, the Company concluded that given the protracted delay in the receipt of the Permit to develop Las Cristinas, the strict legal criterion of having necessary permits to exploit the reserves under SEC Industry Guide 7 would not be met. Accordingly in 2008, under U.S. GAAP, the Company wrote down the Las Cristinas mineral property costs by $198,412 to the carrying value of its acquisition costs and cost of equipment. In 2010 and 2009, for U.S. GAAP purposes, the Company’s U.S. GAAP policy is to expense all mineral property costs and accordingly, $12,540 (2009: $16,456) which were initially capitalized under Canadian GAAP during 2010 and 2009 have been expensed for U.S. GAAP. In 2009, the Company recorded, under Canadian GAAP, a write-down of $297,069 relating to the Las Cristinas mineral property costs and property acquisition costs, , whereas for U.S GAAP purposes the required write-down was $36,170 relating to property acquisition costs. Therefore s at December 31, 2010 and 2009, the Canadian GAAP and U.S. GAAP carrying values for property, plant and equipment are identical.

In 2009, for Canadian GAAP, the Company capitalized future income taxes of $2,047 into mineral property costs, recorded an unrealized gain on future income taxes of $1,249 and recorded future income tax recovery of $17,459. These amounts have been adjusted for U.S. GAAP purposes as a result of the U.S. GAAP policy of expensing mineral property costs.

In 2009 the Company sold certain mining equipment and for Canadian GAAP, the Company recorded a loss of $8,295 after deducting the carrying value of the disposed equipment and transaction costs. For U.S. GAAP, the loss was reduced by $1,445, reflecting the lower carrying value of this equipment for U.S. GAAP.

	(b)	Debt transaction costs

Under Canadian GAAP, debt transaction costs related to the Notes have been netted against the Notes. Under U.S. GAAP, these costs are reported on the balance sheet as deferred assets and amortized over the term of the debt.

Future accounting policy changes

The Company will be converting its basis of accounting from Canadian GAAP to International Financial Reporting Standards (“IFRS”) for periods beginning January 1, 2011, preparing its first interim financial statements in accordance with IFRS for the three-month period ending March 31, 2011. As a result of this transition to reporting under IFRS, new US GAAP pronouncements effective from 2011 onwards will not have an impact on the Company’s consolidated financial statements.